Exhibit 99.h.14

KEELEY FUNDS, INC.
SIXTH AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS SIXTH AMENDMENT dated as of the 3rd day of February, 2009, to the Transfer Agent Servicing Agreement dated as of April 15, 2005, as amended January 13, 2006, April 10, 2006, October 1, 2006, May 17, 2007 and December 21, 2007 (the “Agreement”), is entered into by and between KEELEY FUNDS, INC., a Maryland corporation, (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Company and USBFS desire to amend the length and the fees of said Agreement; and

WHEREAS, Section 10 of the Transfer Agent Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 10 shall be superseded and replaced with the following:

10.          Term of Agreement; Amendment; Early Termination

This Agreement shall become effective as of February 1, 2009 and will continue in effect for a period of three (3) years. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

In the absence of any material breach of this Agreement, should the Company elect to terminate this Agreement prior to the end of the term, the Company agrees to pay the following fees:

a.               all monthly fees through the remaining life of the contract,(calculated by taking the total fees for the previous 12 months, dividing that total fee amount by 12 and multiplying that average monthly fee amount by the number of months that remain on the agreement);

b.              all fees associated with converting services to successor service provider;

c.               all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider; and

d.              all out-of-pocket costs associated with a-c above.

Exhibit C, the fee schedule, is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John L. Keeley, Jr.	By:	/s/ Michael R. McVoy

Name:	John L. Keeley, Jr.	Name:	Michael R. McVoy

Title:	President	Title:	Executive Vice President

Exhibit C to the Transfer Agent Servicing Agreement
of

Keeley Funds, Inc.

KEELEY FUNDS, INC.
TRANSFER AGENT & SHAREHOLDER SERVICES
ANNUAL FEE SCHEDULE effective Feb 2009 Services thru Jan, 2012 Services

Service Charges to the Fund* (complex level)

Annual Shareholder Account Fee (see minimum)
Load Fund - $15.00 / account

•                  Load Fund, level 3 - $9.00 / account on the first 500,000 level 3 accounts

•                  Load Fund, level 3 - $8.50 / account over 500,000 level 3 accounts

•                  Closed Accounts - $2.00/closed account

Annual Minimum

$15,000 per fund (use $15/account as basis)

$10,000 each additional class (use $15/acct as basis)

Basis Point

0.5 BPS on Asset Market Value for lst 1 billion

0.20 BPS on assets over $1 billion - $6 billion

Activity Charges

Telephone Calls - $1.00 /minute

Voice Response Calls - $.35 /call

AML New Account Service - $1.00/new domestic accounts and $2.00/new foreign account

AML Base Service (exci Level 3 accounts)

0-999 accounts - $500.00/year

1,000-4,999 accounts - $1,000/year

5,000-9,999 accounts - $2,500/year

10,000+ accounts - $5,000/year

ACH/EFT Shareholder Services:

$125.00 /month/fund group

$ ..50 /ACH item, setup, change

$5.00 /correction, reversal

Out-of-pocket Costs - Including but not limited to:

Telephone toll-free lines, call transfers, etc.

Mailing, sorting and postage

Stationery, envelopes

Programming, special reports

Insurance, record retention, microfilm/fiche

Proxies, proxy services

Lost shareholder search

ACH fees

NSCC charges

All other out-of-pocket expenses

Qualified Plan Fees (Billed to Investors)

$15.00 /qualified plan acct (Cap at $30.00/SSN)

$15.00 /Coverdeli ESA acct (Cap at $30.00/SSN)

$25.00 /transfer to successor trustee

$25.00 /participant distribution (Excluding SWPs)

$25.00 /refund of excess contribution

Shareholder Fees (Billed to Investors)

$15.00 /outgoing wire transfer

$15.00 /overnight delivery

$ 5.00 /telephone exchange

$25.00 /return check or ACH

$25.00 /stop payment

$ 5.00 /research request per account (Cap at $25.00/request) (For requested items of the second calendar year [or previous] to the request)

Technology Charges

1.               Implementation Services

First CUS1P - $2,000 /first CUSIP

Fund Setup - $1,500 /additional CUS1P

800 Service - $1,650 ATT transfer connect

VRU Setup - $500 /fund group

NSCC Setup - $1,500 /fund group

2.               12b-1 Aging - $1.50 /account/year

3.               Average Cost - $.36 /account/year

4.               File Transmissions - subject to requirements

5.               Selects - $300 per select

6.               ReportSource – No Charge – Web reporting

7.               Physical Certificate Shares

Setup - $750 /fund

Issue of Certificate - $10.00 /certificate transaction

8.               Extraordinary services – charged as incurred

Development/Programming - $150 /hour

Conversion of Records – Estimate to be provided

Custom processing, re-processing

9.          Disaster Recovery - $.20/account/year

* Subject to CPI increase, Milwaukee MSA.